Exhibit 99.1

For Immediate Release

Veracyte, Inc. Names Dr. Robert S. Epstein to Its Board of Directors

South San Francisco, Calif. — January 12, 2015 — Veracyte, Inc. (Nasdaq: VCYT), a molecular diagnostics company pioneering the field of molecular cytology, today announced the appointment of Robert S. Epstein, M.D., M.S., to its Board of Directors.

Dr. Epstein is a strategic consultant to life sciences companies and an epidemiologist with extensive expertise in pharmacoeconomics and health outcomes research, having held various positions in academia and public health before joining the private sector. From 2010 to 2012, Dr. Epstein served as president of the Medco-UBC Division and as chief research and development officer of Medco Health Solutions, Inc., a managed healthcare company that covered 65 million people. In these roles, Dr. Epstein was responsible for all of Medco’s clinical research initiatives, including the Medco Research Consortium (“Medco”) and United BioSource Corporation. Dr. Epstein served as Medco’s chief medical officer from 1997 to 2010, leading formulary development, clinical guideline development, drug information services, personalized medicine program development, and client analytics and reporting. Dr. Epstein is the former president of the International Society of Pharmacoeconomics and Outcomes Research (ISPOR), and served on the Board of Directors of the Drug Information Association (DIA) and the International Society of Quality of Life. He has also served on the federal CDC EGAPP (Evaluation of Genomic Applications in Practice & Prevention) Stakeholder Committee and the AHRQ CERTs (Centers for Education and Research on Therapeutics) Committee. In addition to Veracyte, Dr. Epstein serves on the Board of Directors of Illumina, Inc., Proteus Digital Health, Inc. and Fate Therapeutics, Inc.

“We are delighted to welcome Dr. Epstein to the Veracyte Board,” said Bonnie H. Anderson, president and chief executive officer. “His leadership and extensive expertise in genomic-based medicine, health economics and clinical research will be instrumental to Veracyte as we advance our molecular cytology platform to resolve ambiguity in disease diagnosis — helping patients avoid unnecessary surgery and removing costs from the healthcare system. In particular, his background in pioneering new economic models to assess health outcomes and clinical utility of new technologies will further strengthen our reimbursement strategy.”

Veracyte also noted that its new corporate presentation, which Ms. Anderson will share at the J.P. Morgan 33rd Annual Healthcare Conference in San Francisco, Calif., on January 15, 2015, is now available on the company’s website at http://investor.veracyte.com.

About Veracyte

Veracyte (Nasdaq: VCYT) is pioneering the field of molecular cytology, focusing on genomic solutions that resolve diagnostic ambiguity and enable physicians to make more informed treatment decisions at an early stage in patient care. By improving preoperative diagnostic accuracy, the company aims to help patients avoid unnecessary invasive procedures while reducing healthcare costs. Veracyte’s first commercial solution, the Afirma® Thyroid FNA Analysis, centers on the proprietary Afirma Gene Expression Classifier (GEC) to resolve ambiguity in diagnosis and is becoming a new standard of care in thyroid nodule assessment. Since launching its Afirma solution in 2011, Veracyte estimates it has helped approximately 10,000 patients with thyroid nodules avoid unnecessary surgery, reducing healthcare costs by millions of dollars. Afirma is recommended in leading practice guidelines and is covered for more than 140 million lives in the United States, including through Medicare and most commercial insurance plans. Veracyte intends to expand its molecular cytology franchise to other clinical areas, beginning with difficult-to-diagnose lung diseases. The company is in late product development for a genomic test to resolve preoperative ambiguity in lung nodules that are suspicious for cancer. Veracyte is also developing a second product in pulmonology, targeting interstitial lung diseases that include idiopathic pulmonary fibrosis. For more information, please visit www.veracyte.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “expect,” “believe,” “should,” “may,” “will” and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding the value and potential of our technology and research and development pipeline. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, anticipated events and trends, the economy and other future conditions. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: our limited operating history and history of losses; our ability to increase usage of and reimbursement for Afirma and any future products we may develop or sell; our ability to continue our momentum and growth; our dependence on a few payers for a significant portion of our revenue; the complexity, time and expense associated with billing and collecting from payers for our test; laws and regulations applicable to our business, including potential regulation by the Food and Drug Administration or other regulatory bodies; our dependence on strategic relationships and our ability to successfully convert new accounts resulting from such relationships; our ability to develop and commercialize new products and the timing of commercialization; our ability to achieve sales penetration in complex commercial accounts; the occurrence and outcome of clinical studies; the timing and publication of study results; the applicability of clinical results to actual outcomes; our inclusion in clinical practice guidelines; the continued application of clinical guidelines to our products; our ability to compete; our ability to expand into international markets; our ability to obtain capital when needed; and other risks set forth in the company’s filings with the Securities and Exchange Commission, including the risks set forth in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014. These forward-looking statements speak only as of the date hereof and Veracyte specifically disclaims any obligation to update these forward-looking statements.

Veracyte, Afirma, the Veracyte logo, and the Afirma logo are trademarks of Veracyte, Inc. This press release also contains trademarks and trade names that are the property of their respective owners.

Source: Veracyte

#  #  #

Media:

Tracy Morris

650-380-4413

Tracy.Morris@Veracyte.com

Investors:

Ami Bavishi

Burns McClellan, Inc.

212-213-0006

abavishi@burnsmc.com